LAW OF OFFICES
                            DECHERT PRICE AND RHOADS
                              1175 Eye Street, N.W.
                            Washington, DC 20006-2401


                                                  April 28, 1998

Templeton Variable Products
 Series Fund
500 E. Broward Boulevard
Suite 2100
Ft. Lauderdale, FL  33394

Gentlemen:

        In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of Templeton Variable Products Series Fund (the "Trust"), we have examined such matters as we deemed necessary to give this opinion.

         On the basis of the foregoing, it is our opinion that the Trust is a business trust duly organized and existing under the laws of Massachusetts, and that its shares have been duly authorized, and when sold in compliance with the Securities Act of 1933 and the Investment Company Act of 1940 and paid for as contemplated by the Trust's Agreement and Declaration of Trust and its Registration Statement, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Trust's Registration Statement on Form N-1A and to all references to our firm therein, and in any amendments thereto.




                                                   Very truly yours,
                                               /s/ Dechert Price and Rhoads